Exhibit 10.5
ANI PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK GRANT

ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2022 Stock Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), this grant of shares of restricted Common Stock as set forth below (the “Restricted Shares”) that may become vested subject to the conditions set forth in this Notice of Restricted Stock Grant (this “Notice”), the Restricted Stock Grant Agreement attached hereto as Attachment A (the “Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof. Unless otherwise defined herein, capitalized terms used in this Notice and the Grant Agreement will have the meanings set forth in the Plan.

Participant:	See E*Trade Account
Date of Grant:	See E*Trade Account
Form of Award:	Restricted Stock Grant
Shares Underlying Award:	[See E*Trade Account] Shares of Restricted Stock (the “Restricted Shares”)
Vesting Schedule:
The Restricted Shares shall vest as set forth in Section 3 of the Grant Agreement, which generally provides for:
•On the first anniversary of the Date of Grant 25% of the Restricted Shares shall vest, on the second anniversary of the Date of Grant an additional 25% of the Restricted Shares shall vest, on the third anniversary of the Date of Grant an additional 25% of the Restricted Shares shall vest and on the fourth anniversary of the Date of Grant all of the remaining Restricted Shares shall vest (each such anniversary of the Date of Grant, a “Vesting Date”); provided in each case Participant is employed and in good standing through the applicable Vesting Date.
•Upon a termination of the Participant’s employment with the Company or any of its Subsidiaries as a result of the Participant’s death or Disability, any Restricted Shares scheduled to vest on the first Vesting Date following such termination shall immediately vest.

Participant Acceptance:
By accepting this award, the Participant agrees to be bound by the terms and conditions of the Plan, the Grant Agreement and this Notice. The Participant acknowledges delivery of the Plan and the Plan prospectus together with this Notice and the Grant Agreement, as well as the Company’s Insider Trading Policy and the Company’s Clawback Policy. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Notice, the Grant Agreement, or the Clawback Policy.
The Participant confirms acceptance of this award by clicking the “Accept” (or similar wording) button on the award acceptance screen of the Participant’s Plan account at www.ETRADE.com. If the Participant wishes to reject this award, the Participant must so notify Sherri Bitter, VP, Human Resources, at sherri.bitter@anipharmaceuticals.com or Krista Davis, Chief Human Resources Officer, at krista.davis@anipharmaceuticals.com no later than sixty (60) days after the Date of Grant. If within such sixty (60) day period the Participant neither affirmatively accepts nor affirmatively rejects this award, the Participant will be deemed to have accepted this award at the end of such sixty (60) day period pursuant to the terms and conditions set forth in this Notice, the Award Agreement, and the Plan.

Attachment A

ANI PHARMACEUTICALS, INC.

RESTRICTED STOCK GRANT AGREEMENT
(Pursuant to the Amended and Restated 2022 Stock Incentive Plan)

THIS RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”), which is attached as Attachment A to a Notice of Grant Agreement (the “Notice”), is entered into as of the date set forth on the Notice and is entered into by and between ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the individual identified as the “Participant” on the Notice. The parties hereto hereby agree as follows:

1.Grant of Shares.  The Company hereby grants to the Participant the number of shares of the Company’s Common Stock, $0.0001 par value, that are described as the Restricted Shares on the Notice, subject to the vesting conditions set forth in the Notice and this Agreement.
2.Grant of Restricted Shares.  The grant of Restricted Shares contemplated hereby is made pursuant to the Company’s Amended and Restated 2022 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference. This Agreement constitutes a “Restricted Stock Award” within the meaning of the Plan. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan.
3.Vesting.
(a)Subject to any vesting acceleration protections set forth in a written agreement between Participant and the Company (a “Written Agreement”), upon the termination of Participant’s employment with the Company and all Subsidiaries for any reason (including, subject to Section 3(b), as a result of Participant’s death or disability), any then unvested Restricted Shares will be automatically forfeited for no payment or consideration.
(b)Unless otherwise provided in the Notice, on the first anniversary of the Date of Grant 25% of the Restricted Shares shall vest, on the second anniversary of the Date of Grant an additional 25% of the Restricted Shares shall vest, on the third anniversary of the Date of Grant an additional 25% of the Restricted Shares shall vest and on the fourth anniversary of the Date of Grant all of the remaining Restricted Shares shall vest (each such anniversary of the Date of Grant , a “Vesting Date”); provided, however, that (i) the vesting acceleration provisions in any applicable Written Agreement shall apply as set forth therein; (ii) vesting may accelerate pursuant to Section 14 of the Plan; and (iii) upon the termination of Participant’s employment with the Company and all Subsidiaries as a result of the Participant’s death or Disability, any Restricted Shares scheduled to vest on the first Vesting Date following such termination shall immediately vest.
(c)The vesting of the Restricted Shares shall be cumulative, but shall not exceed 100% of the shares of Restricted Shares. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share and the fractional shares will be accumulated so that the resulting whole shares will be included in the number of shares that become vested on the last Vesting Date.
(d)In the event of a Change in Control or Corporate Transaction (as each term is defined in the Plan), Section 14 of the Plan shall apply to the Restricted Shares.

4.Adjustments to the Restricted Shares.  If, from time to time, during the Restriction Period (as defined below) there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then Section 4.3 of the Plan shall apply to the Restricted Shares.
5.Breach of Consulting, Confidentiality or Non-Compete Agreements. Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan, in the event that the Participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of the Restricted Shares), whether such breach occurs before or after termination of the Participant’s employment with the Company or any Subsidiary, the Committee in its sole discretion may require the Participant to surrender shares of Common Stock received, and to disgorge any profits (however defined by the Committee), made or realized by the Participant in connection with this Agreement or the Restricted Shares granted hereunder, in each case to the extent disgorgement or forfeiture of such amounts is required under a policy of the Company or any successor, or its or their subsidiaries, adopted to comply with applicable requirements of law (including Section 10D of the Securities Exchange Act of 1934, as amended) or of any applicable stock exchange.
6.Rights of Participant.  Subject to the provisions of this Agreement, Participant (but not any unapproved transferee) shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Restricted Shares. Participant shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such Restricted Shares and for the purpose of exercising any voting rights relating to such Restricted Shares, even if some or all of such Restricted Shares have not yet vested.
7.Limitations on Transfer.  In addition to any other limitation on transfer created by applicable securities laws, during the period before the Restricted Shares vest in accordance with Section 3 (the “Restriction Period”), Participant shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the unvested Restricted Shares.
8.Share Certificates.  Reasonably promptly following the Date of Grant, the Company shall reflect ownership thereof in book entry form on the Company’s books and records, or, in its discretion cause to be issued to the Participant a certificate in respect of the Restricted Shares. If certificates representing the Restricted Shares are issued, they shall be issued in the name of the Participant, but held in the physical possession of the Company, and the Participant shall execute in blank a stock power in a form provided by the Company, allowing the Company to transfer the shares of Restricted Shares in the event they are forfeited pursuant to the terms of this Grant Agreement. Such certificates shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:
“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE ANI PHARMACEUTICALS, INC. AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN THE STOCKHOLDER AND ANI

PHARMACEUTICALS, INC. A COPY OF THE PLAN AND THE GRANT AGREEMENT ARE ON FILE WITH ANI PHARMACEUTICALS, INC.”
9.Section 83(b) Election.  Participant understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse. Participant understands that Participant may elect to be taxed at the time the Restricted Shares are awarded, rather than when and as the Restricted Shares vest, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days from the date of purchase. A copy of an 83(b) Election form that can be used for this purpose can be attained on request from the Company. Even if the fair market value of the Restricted Shares at the time of the execution of this Agreement equals the amount paid for the Restricted Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Participant understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Participant. Participant further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Participant further acknowledges and understands that it is Participant’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Restricted Shares hereunder, and does not purport to be complete. Participant further acknowledges that the Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Participant may reside, and the tax consequences of Participant’s death. Participant assumes all responsibility for completing and filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Restricted Shares.
10.Refusal to Transfer.  The Company or its transfer agent shall not be required (a) to transfer on its books any Restricted Shares that shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Shares shall have been so transferred.
11.No Employment Rights.  This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or any parent or subsidiary of the Company) to terminate Participant’s relationship with the Company for any reason at any time, with or without cause and with or without notice.
12.Withholding. All obligations of the Company to deliver shares of Common Stock shall be subject to the rights of the Company to withhold applicable income tax (including U.S. federal, state, and local tax and/or foreign income tax), employment tax (including FICA), payroll tax, social security tax, social insurance, national insurance contributions, payment on account obligations, national and local tax or other amounts (“Withholding Taxes”).
13.No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Restricted Shares under this Grant Agreement, the Participant acknowledges the following:
(a)the Plan is established voluntarily by the Company, the grant of the Restricted Shares under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b)the grant of the Restricted Shares under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of them, even if equity awards have been granted repeatedly in the past;
(c)all decisions with respect to future grants of awards, if any, will be at the sole discretion of the Committee;
(d)the Participant is voluntarily participating in the Plan;
(e)the grant of Restricted Shares under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary and which are outside the scope of the Participant’s employment contract, if any;
(f)the grant of Restricted Shares under the Plan are not to be considered part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the grant of the Restricted Shares is not intended to replace any pension rights or compensation;
(h)the grant of the Restricted Shares and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;
(i)the future value of the shares of Common Stock is unknown and cannot be predicted with certainty. If the Participant vests in the Restricted Shares, the value of the acquired shares of Common Stock may increase or decrease;
(j)the Participant understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Participant’s local currency that may affect the value of the grant of Restricted Shares; and
(k)in consideration of the grant of the Restricted Shares, the Participant shall have no rights, claim or entitlement to compensation or damages from the forfeiture of the Restricted Shares or diminution in the value of the Restricted Shares as a result of the Participant’s termination of employment or service for any reason whatsoever (whether or not in breach of contract or local labor law) or notice to terminate employment or service having been given by either the Participant or the Company, and the Participant irrevocably releases the Company from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed to have irrevocably waived the Participant’s entitlement to pursue such rights or claim.
14.Data Protection and Privacy (For Jurisdictions other than in the European Union or European Economic Area).
(a)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Participant’s employer, the Company and its

Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)The Participant understands that Participant’s employer, the Company and its Subsidiaries, as applicable, hold certain personal information about the Participant regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, including, but not limited to, the Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all restricted stock awards or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.
15.Miscellaneous.
(a)Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, or by courier or express delivery service) to the address or facsimile number set forth beneath the name of such party on the signature page hereto (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).
(b)Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, inure to the benefit of and be binding upon Participant and Participant’s heirs, executors, administrators, successors, and assigns. Without limiting the generality of the foregoing, this Agreement shall be assignable by the Company at any time or from time to time, in whole or in part.

(c)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
(d)Further Assurances. The parties agree to execute all such further instruments and to take all such further action as may reasonably be necessary to carry out the intent of this Agreement.
(e)Amendment. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.
(f)Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
(g)Counterparts. This Agreement may be executed in two or more counterparts and signature pages may be delivered via facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.
(h)Country-Specific Terms. Notwithstanding anything to the contrary herein, this Agreement and the grant of Restricted Shares shall be subject to the Country-Specific Terms attached hereto as Addendum A. In addition, if the Participant relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.

ADDENDUM A TO THE RESTRICTED STOCK GRANT AGREEMENT TO EMPLOYEE
COUNTRY-SPECIFIC TERMS
FOR PARTICIPANTS OUTSIDE THE U.S.
These Country-Specific Terms include additional terms and conditions that govern the Restricted Stock Grant Agreement awarded to the Participant under the Plan if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms are defined in the Plan or the Grant Agreement and have the meanings set forth therein.
U.K.
U.K. Subplan
If the Incentive Award is being made to a U.K. Employee (as such term is defined in such UK Sub-Plan (as defined below)):
(a) the Incentive Award is being made pursuant to the sub-plan for employees resident in the United Kingdom created and approved in accordance with the provisions of Section 3.2(e) of the Plan (the “UK Sub-Plan”), and the Plan as amended by the UK Sub-Plan, and the main body of the Grant Agreement shall be deemed amended accordingly;
(b) any references in the main body of the Grant Agreement or Notice to such Incentive Award having been made pursuant to the Plan, or to the participation of the Participant in the Plan, shall be deemed to be references to such Incentive Award having been made pursuant to, and such participation being in, the UK Sub-Plan;
(c) any other reference in the main body of the Grant Agreement or Notice to the Plan shall (as appropriate and unless the context otherwise requires) be deemed to be a reference to the UK Sub-Plan (including the Plan, as amended by and incorporated into the UK Sub-Plan);
(d) any reference in the main body of the Grant Agreement to a specific provision of the Plan shall be deemed to be a reference to such provisions of the Plan as amended by and incorporated into the UK Sub-Plan; and
(e) in the event of any conflict between the terms of the Grant Agreement and the terms of the UK Sub-Plan, the UK Sub-Plan shall prevail.
Termination of Service
The Participant has no right to compensation or damages on account of any loss in respect of an Incentive Award under the Plan and the U.K. Subplan where the loss arises or is claimed to arise in whole or part from: (a) the termination of the Participant’s office or employment; or (b) notice to terminate the Participant’s office or employment. This exclusion of liability shall apply however, termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan and the U.K. Subplan, the implied duty of trust and confidence is expressly excluded.
Tax Withholding
The Participant indemnifies the Company for any Withholding Taxes that may be payable with respect to the Restricted Shares (including any shares of Common Stock that are deemed issued).

As a condition to the issuance of Shares under the Incentive Award, the Participant unconditionally and irrevocably agrees, if so required by the Company, to enter into a joint election within section 431(1) of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) disapplying all restrictions in respect of the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA).
Data Privacy.
Section 14 of the Grant Agreement shall not apply to residents in the United Kingdom and the following shall apply instead:
Data Privacy (For Residents in the United Kingdom).
(a)    The Participant hereby acknowledges and understands that the Participant’s personal data is collected, retained, used, processed, disclosed and transferred, in electronic or other form, as described in this Grant Agreement by and among, as applicable, the Participant’s employer, the Company and its Subsidiaries, and third parties assisting in the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)    The Participant understands that the Company and its Subsidiaries (including Participant’s employer), as applicable, hold certain personal information about him or her regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, including, but not limited to, his or her name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and details of all restricted stock awards or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of the implementation, management and administration of the Plan (the “Data”).
(c)    The Participant understands that the Data may be transferred to the Company, its Subsidiaries and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in his or her country, or elsewhere (including countries outside the United Kingdom, such as the United States of America), and that the recipient’s country may have a different or lower standard of data privacy rights and protections than his or her country. Where the Data will be transferred outside the Participant’s work location, and where there is not a European Commission adequacy decision in place, the transfers will be in accordance with Chapter V of the GDPR. The Participant understands that he or she may request details of the categories of recipients of the Data by contacting the Participant’s local human resources representative. The Participant understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including transfers of such Data to a broker or other third party. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan in accordance with applicable law. The Participant understands that he or she may, at any time, exercise the rights granted to him/her by the GDPR including the right to: request to access or be provided with a copy of his or her Data, request additional information about the storage and processing of the Data, require any corrections or amendments to the Data in any case without cost and to the extent permitted by law. The above rights can be exercised by contacting in writing his or her local human resources representative. The Participant understands, however, that processing of his/her Data is necessary and refusing any consent that is sought by the Company or objecting to the processing of his or her Data may affect the Participant’s ability to participate in the Plan. For more information on the processing of his or her Data and other personal data, the Participant is referred to the Privacy Notice provided to Participant by Participant’s employer.